Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
Intuit Grows Third-quarter Revenue by 15 Percent,
EPS by More Than 20 Percent
Consumer Tax Revenue Grows 13 Percent Year to Date
     MOUNTAIN VIEW, Calif. — May 19, 2011 — Intuit Inc. (Nasdaq: INTU) today announced financial results for its third fiscal quarter, which ended April 30.
     Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period.
Third-quarter Highlights
•	Revenue was $1.8 billion, up 15 percent.

•	Non-GAAP diluted earnings per share were up 23 percent; GAAP diluted earnings per share grew 24 percent.

•	To reflect positive year-to-date performance, the company revised full-year guidance.

•	For the season, total TurboTax units were up 11 percent, with TurboTax Online units up 18 percent.

•	Small Business remained a key driver of overall growth, posting 13 percent revenue growth that was driven by customer acquisition in connected services and improved revenue mix.

Intuit Third Quarter 2011 Earnings

Snapshot of Third-quarter Results

	GAAP			Non-GAAP
	Q3 FY11	Q3 FY10	Change	Q3 FY11	Q3 FY10	Change
Revenue	$1,848	$1,607	15%	$1,848	$1,607	15%
Operating Income	$1,061	$888	19%	$1,115	$938	19%
EPS	$2.20	$1.78	24%	$2.33	$1.89	23%
Dollars in millions except EPS
CEO Perspective
     “Across the company, our businesses continue to benefit from the secular shift from manual, paper-based methods to digital solutions,” said Brad Smith, Intuit’s president and chief executive officer. “Our high-margin core businesses are thriving.
     “In a particularly competitive tax season, we finished with strong momentum, taking share and growing revenue per unit to achieve year-to-date consumer tax revenue growth of 13 percent. In small business, we now serve nearly 5 million unique customers.
     “We’ve achieved marked success with mobile offerings such as GoPayment and SnapTax, innovative solutions that have helped us establish a leadership position in mobile — the next frontier of connected services. Across the company, we are continuing to innovate in mobile. You’ll see interesting new apps from us for consumers and small businesses over the next several quarters.
     “We’re pleased with the quarter, we’re confident in the year, and we’re optimistic about the progress we’re seeing across the company,” Smith said.
Quarterly Business Segment Results and Highlights
     Total Small Business Group revenue grew 13 percent for the quarter. Improved revenue mix led to another quarter of double-digit revenue growth.
•	Financial Management Solutions revenue grew 11 percent, driven by 42 percent growth in QuickBooks Online subscriptions and strong growth in QuickBooks Enterprise.

Intuit Third Quarter 2011 Earnings

•	Employee Management Solutions revenue grew 12 percent, led by growth in Online and Enhanced Payroll subscribers and increased adoption of payroll direct deposit services.

•	Payment Solutions revenue grew 17 percent, or 11 percent excluding security and compliance fees passed through to customers in the quarter, roughly in line with merchant growth of 12 percent.

•	GoPayment is growing quickly, with customers processing more than $19 million a week using GoPayment and related services.
Consumer Tax
•	The Consumer Tax group generated revenue of $1 billion, up 18 percent. For the season to-date, total TurboTax units were up 11 percent and TurboTax Online units were up 18 percent.

•	SnapTax and the TurboTax iPad app generated very positive feedback this season, garnering five- and four-out-of-five stars respectively in the Apple app store.
Accounting Professionals
•	The Accounting Professionals segment generated revenue of $225 million, up 10 percent from last year. The focus remains on expanding the professional accounting and tax online offerings, including Online Tax and Tax Import services.
Financial Services
•	Financial Services revenue grew 5 percent.

•	Adjusted for the sale of the lending business in the fourth quarter of fiscal year 2010, and a nonrecurring revenue item that affected fiscal year 2010, core revenue growth would have been approximately 9 percent.

•	End-user adoption continued at a fast pace, with Internet banking users increasing by 9 percent and bill pay users by 23 percent.

•	Active users of the Financial Services mobile banking solution have doubled over the past 12 months, to more than 700,000.

Intuit Third Quarter 2011 Earnings

Other Businesses
•	The Other Businesses segment posted 17 percent revenue growth. Adjusted for the acquisition of Medfusion and a favorable currency impact, segment revenue grew 9 percent.

•	QuickBooks Online launched in the U.K. and Singapore. Strong customer adoption continues for Mint in Canada.
CFO Perspective
     “I’m pleased with the progress we are making in delivering connected services solutions to our customers,” said Neil Williams, Intuit’s chief financial officer. “Subscriptions to our online solutions generate valuable recurring revenue streams and bring us closer to our customers to help us determine what other products and services will serve their needs. Approximately one-fifth of our small business customers are using connected services that generate recurring revenue. This is the fastest-growing segment of our customer base and we continue to shift our investment toward these online solutions.”
Stock Repurchase Program
     Intuit repurchased $250 million of its common stock in the third quarter, bringing repurchases to a total of $1.1 billion in the current fiscal year. At the end of the third quarter, the company had $890 million remaining on the current authorization.
Forward-looking Guidance
     For the fourth quarter the company expects:
•	Revenue of $567 million to $587 million.

•	GAAP operating loss of $48 million to $58 million.

•	GAAP loss per share of $0.12 to $0.16.

•	Non-GAAP operating income of $15 million to $25 million.

•	Non-GAAP diluted EPS ranging from a loss of $0.02 to income of $0.02.

Intuit Third Quarter 2011 Earnings

     The company revised its full-year guidance ranges. For fiscal year 2011 the company now expects:
•	Total company revenue of $3.825 billion to $3.845 billion, growth of 11 percent, up from the previous range of $3.74 billion to $3.84 billion.

•	GAAP operating income growth of 17 to 18 percent, narrowed from the previous range of 14 to 18 percent.

•	GAAP diluted EPS of $2.00 to $2.05, growth of 13 to 16 percent, up from the previous range of $1.93 to $2.00. The GAAP EPS growth rates are 7 points higher when the gain from the sale of discontinued operations is excluded from the fiscal year 2010 GAAP results.

•	Non-GAAP operating income growth of 13 to 14 percent, narrowed from the previous range of 11 to 14 percent.

•	Non-GAAP diluted EPS of $2.45 to $2.50, growth of 16 to 18 percent, up from the previous range of $2.41 to $2.48.
     Segment results for Small Business and Consumer Tax were also narrowed for the full year:
•	Consumer Tax segment revenue growth of 13 percent, narrowed from the previous range of 10 to 13 percent.

•	Small Business segment revenue growth of 10 to 12 percent, narrowed from the previous range of 8 to 12 percent.

•	All other revenue segment guidance ranges are unchanged.
Conference Call Information
     Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time today. To hear the call, dial 866-837-9780 in the United States or 703-639-1418 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Intuit Third Quarter 2011 Earnings

Replay Information
     A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1528212.
     The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
     Founded in 1983, Intuit had annual revenue of $3.5 billion in its fiscal year 2010. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
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     Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; expectations regarding growth from connected services and from current or future products and services; its prospects for the business in fiscal 2011; and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers

Intuit Third Quarter 2011 Earnings

may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2010 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of May 19, 2011, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2011	2010	2011	2010
Net revenue:
Product	$602	$564	$1,248	$1,191
Service and other	1,246	1,043	2,010	1,727

Total net revenue	1,848	1,607	3,258	2,918

Costs and expenses:
Cost of revenue:
Cost of product revenue	32	34	110	117
Cost of service and other revenue	132	118	384	341
Amortization of acquired technology	4	5	13	43
Selling and marketing	351	309	901	766
Research and development	164	141	478	426
General and administrative	93	102	271	267
Amortization of other acquired intangible assets	11	10	33	31

Total costs and expenses [A]	787	719	2,190	1,991

Operating income from continuing operations	1,061	888	1,068	927
Interest expense	(15)	(15)	(45)	(46)
Interest and other income, net	6	5	20	12

Income from continuing operations before income taxes	1,052	878	1,043	893
Income tax provision [B]	364	302	352	306

Net income from continuing operations	688	576	691	587
Net income from discontinued operations [C]	—	—	—	35

Net income from continuing operations	$688	$576	$691	$622

Basic net income per share from continuing operations	$2.27	$1.83	$2.23	$1.86
Basic net income per share from discontinued operations	—	—	—	0.11

Basic net income per share	$2.27	$1.83	$2.23	$1.97

Shares used in basic per share calculations	303	314	309	316

Diluted net income per share from continuing operations	$2.20	$1.78	$2.16	$1.80
Diluted net income per share from discontinued operations	—	—	—	0.11

Diluted net income per share	$2.20	$1.78	$2.16	$1.91

Shares used in diluted per share calculations	313	323	319	325

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
(in millions)	2011	2010	2011	2010
Cost of product revenue	$—	$—	$—	$1
Cost of service and other revenue	2	2	5	6
Selling and marketing	12	11	33	30
Research and development	13	10	38	30
General and administrative	12	11	36	31

Total share-based compensation expense	$39	$34	$112	$98

[B]	We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates did not differ significantly from the statutory rate of 35% for any period presented.

[C]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010 and we have therefore segregated the operating results of IRES from continuing operations in our statements of operations for all periods prior to the sale. For the nine months ended April 30, 2010, net revenue from IRES was $33 million and net income from IRES was less than $1 million, excluding the net gain on disposal. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2011	2010	2011	2010
GAAP operating income	$1,061	$888	$1,068	$927
Amortization of acquired technology	4	5	13	43
Amortization of other acquired intangible assets	11	10	33	31
Professional fees for business combinations	—	1	—	5
Share-based compensation expense	39	34	112	98

Non-GAAP operating income	$1,115	$938	$1,226	$1,104

GAAP net income	$688	$576	$691	$622
Amortization of acquired technology	4	5	13	43
Amortization of other acquired intangible assets	11	10	33	31
Professional fees for business combinations	—	1	—	5
Share-based compensation expense	39	34	112	98
Net gains on debt securities and other investments	(1)	(1)	(2)	(1)
Income tax effect of non-GAAP adjustments	(11)	(15)	(55)	(63)
Discontinued operations	—	—	—	(35)

Non-GAAP net income	$730	$610	$792	$700

GAAP diluted net income per share	$2.20	$1.78	$2.16	$1.91
Amortization of acquired technology	0.01	0.02	0.04	0.13
Amortization of other acquired intangible assets	0.04	0.03	0.10	0.10
Professional fees for business combinations	—	—	—	0.02
Share-based compensation expense	0.12	0.11	0.35	0.30
Net gains on debt securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.04)	(0.05)	(0.17)	(0.20)
Discontinued operations	—	—	—	(0.11)

Non-GAAP diluted net income per share	$2.33	$1.89	$2.48	$2.15

Shares used in diluted per share calculation	313	323	319	325

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30,	July 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,369	$214
Investments	459	1,408
Accounts receivable, net	266	135
Income taxes receivable	2	27
Deferred income taxes	100	117
Prepaid expenses and other current assets	65	57

Current assets before funds held for customers	2,261	1,958
Funds held for customers	383	337

Total current assets	2,644	2,295

Long-term investments	81	91
Property and equipment, net	565	510
Goodwill	1,910	1,914
Acquired intangible assets, net	203	256
Long-term deferred income taxes	53	41
Other assets	111	91

Total assets	$5,567	$5,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—
Accounts payable	196	143
Accrued compensation and related liabilities	201	206
Deferred revenue	337	387
Income taxes payable	209	14
Other current liabilities	218	134

Current liabilities before customer fund deposits	1,661	884
Customer fund deposits	383	337

Total current liabilities	2,044	1,221

Long-term debt	498	998
Other long-term obligations	204	158

Total liabilities	2,746	2,377

Stockholders’ equity	2,821	2,821

Total liabilities and stockholders’ equity	$5,567	$5,198

TABLE D

INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$688	$576	$691	$622
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation	42	36	120	111
Amortization of acquired intangible assets	19	19	58	87
Share-based compensation expense	39	34	112	99
Pre-tax gain on sale of discontinued operations	—	—	—	(58)
Deferred income taxes	9	(39)	25	(61)
Tax benefit from share-based compensation plans	20	13	68	23
Excess tax benefit from share-based compensation plans	(18)	(6)	(59)	(11)
Other	3	5	14	15

Total adjustments	114	62	338	205

Changes in operating assets and liabilities:
Accounts receivable	215	264	(130)	(67)
Prepaid expenses, income taxes receivable and other assets	132	48	17	43
Accounts payable	(4)	7	42	63
Accrued compensation and related liabilities	53	51	(6)	13
Deferred revenue	(226)	(201)	(41)	(45)
Income taxes payable	208	280	195	282
Other liabilities	(42)	(43)	79	33

Total changes in operating assets and liabilities	336	406	156	322

Net cash generated by operating activities	1,138	1,044	1,185	1,149

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(80)	(1,169)	(803)	(1,719)
Sales of available-for-sale debt securities	55	205	1,470	623
Maturities of available-for-sale debt securities	33	69	254	112
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(46)	39	(20)	146
Net change in customer fund deposits	46	(38)	46	3
Purchases of property and equipment	(31)	(34)	(166)	(100)
Acquisitions of intangible assets	—	(3)	(3)	(3)
Acquisitions of businesses, net of cash acquired	—	—	—	(141)
Proceeds from divestiture of business	—	—	—	122
Other	(1)	(3)	2	(9)

Net cash provided by (used in) investing activities	(24)	(934)	780	(966)

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	70	176	288	326
Tax payments related to issuance of restricted stock units	(22)	—	(53)	(20)
Purchases of treasury stock	(250)	(200)	(1,110)	(750)
Excess tax benefit from share-based compensation plans	18	6	59	11
Other	—	(1)	—	(2)

Net cash used in financing activities	(184)	(19)	(816)	(435)

Effect of exchange rates on cash and cash equivalents	6	2	6	3

Net increase (decrease) in cash and cash equivalents	936	93	1,155	(249)
Cash and cash equivalents at beginning of period	433	337	214	679

Cash and cash equivalents at end of period	$1,369	$430	$1,369	$430

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP			Non-GAAP
	Range of Estimate			Range of Estimate
	From	To	Adjustments	From	To
Three Months Ending July 31, 2011
Revenue	$567	$587	$—	$567	$587
Operating income (loss)	$(58)	$(48)	$73 [a]	$15	$25
Diluted earnings per share	$(0.16)	$(0.12)	$0.14 [b]	$(0.02)	$0.02

Twelve Months Ending July 31, 2011
Revenue	$3,825	$3,845	$—	$3,825	$3,845
Operating income	$1,010	$1,020	$230 [c]	$1,240	$1,250
Diluted earnings per share	$2.00	$2.05	$0.45 [d]	$2.45	$2.50
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $58 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $169 million; amortization of acquired technology of approximately $17 million; and amortization of other acquired intangible assets of approximately $44 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated May 19, 2011 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income, non-GAAP net income and non-GAAP net income per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:
•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.
Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.